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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 24, 1998


                                 TRIAD PARK, LLC
             (Exact name of registrant as specified in its charter)


          DELAWARE                      0-22343              94-3264115
(State or other jurisdiction          (Commission           (I.R.S. Employer
     of incorporation)                File Number)          Identification No.)



                                3055 TRIAD DRIVE
                           LIVERMORE, CALIFORNIA 94550
                    (Address of principal executive offices)

                                 (510) 449-0606
              (Registrant's telephone number, including area code)



                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)



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ITEM 5.        OTHER EVENTS

        On April 24, 1998, TKG Acquisition Company, LLC ("Acquisition"), The Kontrabecki Group, Inc. (d/b/a TKG International) ("TKG") and Triad Park, LLC (the "Company") entered into a definitive agreement (the "Merger Agreement") by which Acquisition would acquire the Company in a cash merger at $1.90 per membership interest of the Company ("Share"). TKG has agreed to cause Acquisition to be adequately capitalized to satisfy its obligations under the Merger Agreement. TKG presently beneficially owns 2,500 Shares. The Company had 19,708,123 Shares outstanding as of March 31, 1998.

        The transaction is subject to, among other things, Company shareholder approval, regulatory approvals and other customary conditions. The transaction is expected to close by June 15, 1998.

        The terms of the transaction were unanimously approved by the Company's Advisory Board at a special meeting on April 24, 1998.

        Until the date the transaction is approved by the Company's shareholders, the Company may not solicit alternative acquisition proposals but may receive unsolicited proposals. If the Company's Advisory Board finds that an alternative acquisition proposal is superior to the transaction with TKG, it may terminate the agreement with TKG upon payment of a break-up fee of $1.2 million.

        Reference is made to the agreement between the Company, Acquisition and TKG dated April 24, 1998 attached as Exhibit 2.1 to this Form 8-K Current Report.


ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

        (c)    Exhibits

2.1 Agreement and Plan of Merger dated as of April 24, 1998, by and among The Kontrabecki Group, Inc., TKG Acquisition Company, LLC, and Triad Park, LLC.

99(1)          Press Release dated April 25, 1998



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 29, 1998


                                         TRIAD PARK, LLC

                                             /s/ Stanley F. Marquis
                                         By: _____________________________
                                             Stanley F. Marquis
                                             Secretary



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                                INDEX TO EXHIBITS


        2.1 Agreement and Plan of Merger dated as of April 24, 1998, by and among The Kontrabecki Group, Inc., TKG Acquisition Company, LLC, and Triad Park, LLC.

        99(1)     Press Release dated April 25, 1998







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